UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2009

Crown Castle International Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16441	76-0470458
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1220 Augusta Drive

Suite 500

Houston, TX 77057

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (713) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	– ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 23, 2009, Crown Castle Operating Company (“Borrower”) amended its existing Credit Agreement dated as of January 9, 2007 (as amended, supplemented or otherwise modified, the “Credit Agreement”), pursuant to an Amendment dated as of December 23, 2009 (the “Amendment”), among Crown Castle International Corp. (“Holdings”), the Borrower, Crown Castle Operating LLC (“Operating”), CCGS Holdings LLC, Global Signal Operating Partnership, L.P., the lenders named therein and The Royal Bank of Scotland plc, as administrative agent under the Credit Agreement (in such capacity, the “Administrative Agent”) and as agent under the Pledge Agreements (as defined below) (in such capacity, the “Agent”). The Amendment would increase the aggregate revolving commitments under the Credit Agreement to an amount of up to $400 million (subject to the receipt from each revolving lender of a counterpart to the Amendment or a Lender Addendum prior to January 5, 2010) and would extend the date on which such revolving commitments terminate from January 5, 2010, to September 30, 2013.

In addition, the Amendment would allow the Borrower to add incremental revolving commitments, on terms substantially the same as the terms of the existing revolving commitments, in an aggregate amount of $50 million, subject to, among other things, receipt of commitments from existing lenders or from other persons reasonably satisfactory to the Administrative Agent.

Further, the Amendment would effect the following changes to the Credit Agreement: (i) reduce the Consolidated Leverage Ratio financial covenant level from 8.25:1.00 to 7.50:1.00; (ii) reduce the Consolidated Leverage Ratio level applicable to restricted payments made by the Borrower to Holdings from 8.25:1.00 to 7.00:1.00; (iii) provide that the financial covenants continue to apply notwithstanding the termination of the revolving commitments; (iv) permit the refinancing indebtedness for the securitization facilities of the Borrower’s subsidiaries to mature at any time after the date that is 91 days after the latest maturity date of the terms loans under the Credit Agreement; and (v) other clarifying and technical amendments that are further described in the Amendment.

The Amendment would also amend the Pledge and Security Agreement dated as of January 9, 2007 (as amended, supplemented or otherwise modified, the “Holdings Pledge Agreement”), made by Holdings, the Borrower, Operating and the other pledgors party thereto in favor of the Agent to limit the pledge of collateral of Holdings thereunder to the equity interests held by Holdings and certain other permitted assets to the extent necessary to avoid future obligations under the Credit Agreement from triggering any requirement to secure the existing unsecured notes of Holdings on an equal and ratable basis.

The amendments to the Credit Agreement and the Holdings Pledge Agreement described above would not be implemented until January 5, 2010, and are subject to payment of certain fees to the lenders providing revolving commitments under the Credit Agreement. Upon the implementation of the amendments described above, the Borrower will be in pro forma compliance with the Consolidated Leverage Ratio (as amended by the Amendment).

The above summary of the amendment is qualified in its entirety by reference to the complete terms and provisions of the Amendment filed herewith as Exhibit 10.1.

ITEM 2.03 – CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information in Item 1.01 is incorporated herein by reference.

In addition, on December 22, 2009 the Borrower entered into interest rate swap agreements with a combined notional amount of $600 million to hedge its exposure to variability in interest rates related to future interest payments pursuant to the term loan under the Credit Agreement. Such swap agreements will replace existing swap agreements of the Borrower that are related to the terms loans under the Credit Agreement and that will expire on December 31, 2009. Under the swap agreements, the LIBOR-based interest payments under the term loan have effectively been converted to a fixed rate of approximately 1.25% until December 31, 2011.

ITEM 9.01	– FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

10.1	Amendment dated as of December 23, 2009, among Crown Castle International Corp. (“Holdings”), Crown Castle Operating Company (the “Borrower”), Crown Castle Operating LLC (“Operating”), CCGS Holdings LLC, Global Signal Operating Partnership, L.P., the lenders named therein and The Royal Bank of Scotland plc (“RBS”), to the Credit Agreement dated as of January 9, 2007, among Holdings, the Borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and RBS, as administrative agent, the Pledge and Security Agreement dated as of January 9, 2007, made by Holdings, the Borrower, Operating and the other pledgors named therein in favor of RBS, as agent, and the Pledge and Security Agreement dated as of April 17, 2007, made by the pledgors named therein in favor of RBS, as agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ E. BLAKE HAWK
Name:	E. Blake Hawk
Title:	Executive Vice President and General Counsel

Date: December 28, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment dated as of December 23, 2009, among Crown Castle International Corp. (“Holdings”), Crown Castle Operating Company (the “Borrower”), Crown Castle Operating LLC (“Operating”), CCGS Holdings LLC, Global Signal Operating Partnership, L.P., the lenders named therein and The Royal Bank of Scotland plc (“RBS”), to the Credit Agreement dated as of January 9, 2007, among Holdings, the Borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and RBS, as administrative agent, the Pledge and Security Agreement dated as of January 9, 2007, made by Holdings, the Borrower, Operating and the other pledgors named therein in favor of RBS, as agent, and the Pledge and Security Agreement dated as of April 17, 2007, made by the pledgors named therein in favor of RBS, as agent

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